LANCELOT CAPITAL LIMITED

CODE OF ETHICS

AS OF JULY 12, 2012

Introduction

Pursuant to a Sub-Advisory Agreement with Fairfax Global Markets, LLC (“Fairfax”) the Advisor to the Fairfax Gold and Precious Metals Fund (the “Fund”), Lancelot Capital Limited (“Lancelot”) serves as the Fund’s Sub-Advisor. The Fund is Lancelot’s sole advisory client. Lancelot researches and analyzes investments that comply with the Fund’s investment criteria and makes recommendations to Fairfax in relation to the purchase or sale of individual investments and the “weighting” to be given to individual investments in the Fund’s portfolio.  Lancelot will not be responsible for making investment decisions on behalf of the Fund nor will it execute trades or other transactions on behalf of the Fund.  In its role as the Fund’s Sub-Advisor, Lancelot has adopted the following Code of Ethics (the “Code”).

This Code forms part of the Compliance Manual of Lancelot and has been approved by Management. This Code has been implemented in accordance with Rule 204A-1 of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”). As required under Rule 204A-1, Lancelot as an investment adviser registered with the U.S. Securities Exchange Commission (the “SEC”) is required to maintain a Code of Ethics, distribute such Code and any amendments thereto to all required personnel and review annually the effectiveness of this Code. In addition, Lancelot must provide, upon request, a copy of its Code of Ethics to any investor or client wishing to review it.

This Code shall remain in effect until further notice in writing approved by Management. Any questions of interpretation or implementation should be referred to Lancelot’s Chief Compliance Officer.

All Management and employees of Lancelot are covered by this Code. Compliance with this Code is mandatory and a condition of your continued association with Lancelot. Any acts believed to be in violation of this policy must be reported immediately to the Chief Compliance Officer who will promptly undertake an investigation of the pertinent facts in consultation with Management. Violation of this Code is a serious matter and may result in appropriate disciplinary action up to and including termination of employment. In addition, Lancelot, as a result of a violation of this policy, may take any other action deemed appropriate or necessary and in the best interests of Lancelot, its client or investors.

I.

Statement of General Principles

This Code has been adopted by Lancelot Capital Limited for the purpose of instructing all employees, officers, and directors of Lancelot in their ethical obligations and to provide rules for their personal securities transactions.  All such persons owe a fiduciary duty to Lancelot’s client.  A fiduciary duty means a duty of loyalty, fairness and good faith towards the client, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  These general principles are:

•

The duty at all times to place the interests of the client first;

•

The requirement that all personal securities transactions be conducted in a manner consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

•

The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions, or of their relationship with clients.

It is imperative that the personal trading activities of the employees, officers, and directors of Lancelot be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Employees shall comply at all times with all applicable federal securities laws.  Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury.  Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information.  Employees shall report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

II.

Definitions

A.

Access Persons: generally any partner, officer, or director of Lancelot and any employee or other supervised person of Lancelot who in relation to the Fund: (i) has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the holdings of the Fund; or (ii) is involved in making securities recommendations or has access to such recommendations that are non-public.

B.

Advisory Employees:  any employee, officer, or director of Lancelot (or of any company in a control relationship to Lancelot) who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and any natural person who controls Lancelot and who obtains information about recommendations with respect to the purchase or sale of securities.  The Chief Compliance Officer will maintain a current list of all Advisory Employees.

C.

Automatic Investment Plan:  a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

D.

Beneficial Interest:  ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

E.

Chief Compliance Officer: the officer of Lancelot responsible for overseeing and administering Lancelot's Compliance Program. The Chief Compliance Officer is Mr. Anthony Gordon.

F.

Employee Account:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

G.

Employees:  the employees, officers and directors of Lancelot, including Advisory Employees.  The Chief Compliance Officer will maintain a current list of all Employees.

H.

Exempt Transactions:  transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an Automatic Investment Plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.

I.

Fund:  Foxhall Gold and Precious Metals Fund.

J.

Related Securities:  securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

K.

Securities:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:  1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality short-term debt instruments, including repurchase agreements, and 5) shares of unaffiliated registered open-end investment companies, other than exchange traded funds.

L.

Securities Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.  The term Securities Transaction does not include transactions executed by Lancelot for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.

Personal Investment Guidelines

A.

Personal Accounts

1.

The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering.  Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

2.

Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for the Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction.  Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee.  For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.

3.

Any Securities Transactions in a private placement must be authorized by the Chief Compliance Officer, in writing, prior to the transaction.  In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with Lancelot.  If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.  Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer.  In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of Lancelot with no personal interest in the issuer.

4.

Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer.  This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with Lancelot.  If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B.

Gifts and Gratuities

No Lancelot Employee shall, directly or indirectly, give or permit to be given anything of value (including gratuities) in excess of $200 per individual per year where such payment or gratuity is in relation to the business of Lancelot.  This limitation does not include customary business entertainment, such as dinners or sporting events, where Lancelot’s Employee is the host of the dinner or event.  Gifts of tickets to sporting events or similar gifts where an Advisory Employee does not accompany the client are subject to the $200 limits cited above.

Any gift to a client or prospective client by an Advisory Employee must be pre-approved by the Chief Compliance Officer.  Documentation of the request for pre-approval and the approval granted by the Chief Compliance Officer must be maintained by the Chief Compliance Officer.

C.

Other Restrictions

Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer.  The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of clients.  In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question. It is important to note that becoming a director of a public company can trigger reporting obligations under Section 16(a) of the U.S. Securities Exchange Act should the funds transact in the security of such company. Accordingly, prior to providing approval to become a director of a public company, the Firm will need to consider carefully how it will monitor fund transactions to ensure compliance with federal securities laws.

Management and employees are expected to devote their ability to the Firm’s interests during regular working hours and such additional time as may be properly required. Any outside activities, including other employment, which could interfere with your responsibilities, must be disclosed to the Chief Compliance Officer. As becoming a Director of another company has additional implications, you must seek approval to serve in such capacity or similar capacity from the Management Committee or the Chief Compliance Officer.

IV.

Compliance Procedures

A.

Employee Disclosure

1.

Within ten (10) days of commencement of employment with Lancelot, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

2.

Annually, each Employee must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.  In addition, each Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and c) the date the report is submitted.

B.

Compliance

1.

All Employees must provide copies of all periodic broker account statements to the Chief compliance Officer.  Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by Lancelot, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.  The Report may, however, exclude transaction effected pursuant to an Automatic Investment Plan.  The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

2.

The Chief compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code.  The Chief compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons. The President will review the Chief Compliance Officer’s personal trading activity.

3.

If an Employee violates this Code, the Chief Compliance Officer will report the violation to the  Board of the Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund and/or Lancelot.

4.

If Lancelot has only one Advisory Employee, the Advisory Employee need not file the reports required in Section IV(A)(1) and (2) nor obtain the approvals required by Section III(A)(3) and (4) if the Advisory Employee maintains records of all personal holdings and transactions that would otherwise be reported.

V.

Insider Trading

In performing day-to-day duties, Employees may have access to material nonpublic information.  Case law and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or to selectively disclose such information to others who may trade.  Violation of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by Lancelot.

Nonpublic information constitutes any information that has not been disclosed generally to the marketplace. Information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic.  As a general rule, Employees should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications.  Even if ABC Company has released information to the press, at least 24 hours must pass to allow the general marketplace to learn of and evaluate that information before Employee is permitted to trade in ABC securities.

Material information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.  Material nonpublic information might be inadvertently disclosed to an Employee by a company director, officer, or employee. It also might be disclosed to an Employee by persons with business relationships with the company, such as its investment banker.

In addition, whenever an Employee receives information about a company, he or she should refrain from trading while in possession of that information unless the Employee first determines that the information is either public, non-material, or both.  An Employee also should refrain from disclosing the information to others, such as family members, relatives, and business or social acquaintances, who do not have legitimate business reasons to know the information. If an Employee has any questions regarding whether information is material nonpublic information, the Employee must resolve the question or questions before trading, recommending trading, or divulging the information. Any unresolved questions as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with the Chief Compliance Office, prior to trading or disclosure of the information.

VI.

Political Contributions

It is Lancelot’s policy to comply with all federal and state election campaign laws. Moreover, while Lancelot does not intend to provide advisory service, directly or indirectly, to state or local plans or to any other government entities, Lancelot wishes to ensure its policies and procedures are sufficient to meet the restrictions set by Rule 206(4)-5. While you have the right to participate in the political process by making personal contributions from personal funds, you cannot be reimbursed or otherwise compensated by Lancelot for any such contribution. Moreover, it is your responsibility to ensure compliance with applicable legal limits. Finally, in order to ensure Lancelot is able to comply with the Rule 206(4)-5, in the event Lancelot wishes to engage in business which would fall within the scope of Rule 206(4)-5, Lancelot may (1) request a list of all contributions made by Management or employees for any prior 2 year period as well as (2) restrict the level of contributions you may make to a candidate.1

VII. Review of Other Conflicts of Interests

The Chief Compliance Officer will review the Firm’s business periodically to ensure that issues related to conflicts of interests between the Firm and its clients and investors are properly handled and adequate disclosure has been provided to its clients and investors. In addition, Management and employees are required to act in a manner which does not conflict or appear to conflict with the interests of the Firm and its clients and investors. If faced with in a situation involving a potential conflict, you must disclose the issue immediately to the Chief Compliance Officer.

VIII. Exemptive Relief

The Chief Compliance Officer will review and consider any proper request by Management or Employee for relief or exemption from any restriction, limitation contained in this Code of Ethics which may cause a hardship, involve unforeseen or involuntary situations or other special circumstances where no abuse is involved and does not convey the appearance of impropriety. Any such approval shall be appropriately documented and maintained by the Administrative Officer.

IX. Reporting of Violations

Any violation of the Code must be promptly reported to the Chief Compliance Officer, or if unavailable, to the Administrative Officer who will contact the Chief Compliance Officer. Any such reports will be treated confidentially and investigated promptly and, if appropriate, brought to the attention of Management. Violations may result in disciplinary action, including but not limited to, a warning or reprimand, suspension or dismissal.

XI. Recordkeeping

In addition to the records required by the Personal Trading Policy outlined in Section C of this Code, the Firm is required to maintain the following records with respect to the Code:

• A copy of each Code in effect at any time for the past five years;

• A record of any violation of the Code and any resulting action taken for five years from the date the violation occurred;

• A record of all written acknowledgments of receipt of the Code and any amendments made thereto by Management and employees;

• A record of any exemption or waiver from the provisions of the Code; and

• A record of the annual review of the Code to determine the adequacy and effectiveness of its implementation.

• A record of the names of persons who are currently or within the past 5 years that were access persons.

• A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons for at least 5 years after the end of the fiscal year in which the approval was granted.

• A record of each report made by an access person, including any information provided in lieu of such reports.

1 Rule 206(4)-5 (more commonly known as the “Pay to Play” Rule) prohibits receiving compensation for advisory services to a government entity (including state and local plans) for a two-year period after an adviser or a covered associate makes a political contribution to an official in a position to influence the award of advisory business. The rule applies to direct advisory services as well as investment by a state or local plan into a fund managed by the advisor. There is a de minimis exception for contributions of (i) $350 per candidate per election, if you are entitled to vote on the candidate or (ii) $150 per candidate per election if you are not entitled vote.

The Administrative Officer is responsible for maintaining the documentation outlined above.

XII. Annual Compliance Certification

The Firm will require all Management and employees to certify annually that (i) they have received, read and understand the terms of this Code of Ethics (as they may be amended) and recognize the responsibilities and obligations incurred by their being subject to this Code and (ii) they are in compliance with the requirements of this Code, including but not limited to the personal trading policy contained in the Code.

ANNUAL EMPLOYEE SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before the Report is submitted).  Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics.

Security (name, type, CUSIP or ticker symbol)	# of Shares and Principal Amount	Date Acquired

Please list all brokers, dealers and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it.  I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:

Signature:

Date:

QUARTERLY SECURITIES TRANSACTIONS REPORT

Calendar Quarter/Year:

Persons subject to the Code of Ethics must report ALL Securities Transactions (including Exempt Transactions and transactions involving affiliated mutual funds) as defined in the Code of Ethics, executed during the reporting period.  DO NOT ATTACH BROKERAGE REPORTS.  The report must be returned to the Chief Compliance Officer, regardless of whether any Securities Transactions occurred, before the 30th day after the close of the calendar quarter.  Please note that this Report covers all Securities in which you have a Beneficial Interest.

☐

I have executed no Securities Transactions during the quarter.

☐

The following is a complete list of my Securities Transactions:

Security*	Transaction Date	Purchase, Sale, or Other	# of Shares & Principal Amount of Security	Price	Executing Broker

*Provide interest rate, maturity date, ticker symbol or CUSIP, if applicable

☐

I have not opened a brokerage account during the quarter.

Name of Broker, Dealer or Bank:	Account Name:	Date Established:

☐

 The following is a complete list of all brokerage accounts I opened during the quarter:

I certify that I have read and understand the Code of Ethics and that I have complied with the requirements of the Code of Ethics, including disclosure of all Securities Transactions that require disclosure.

Printed Name:

Signature:

Filing Date:

THIS REPORT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON HAS ANY DIRECT OR INDIRECT BENEFICIAL OWNERSHIP IN ANY SECURITY TO WHICH THIS REPORT RELATES.

NEW EMPLOYEE SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before your commencing employment).  Return to Chief Compliance Officer within 10 days of your commencing employment.

Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics.

Security (name, type, CUSIP or ticker symbol)	# of Shares or Principal Amount	Date Acquired

Please list all brokers, dealers and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it.  I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:

Signature:

Date: